INTERMET CORPORATION
5445 Corporate Drive
Troy, MI 48098-2683
Tel: 248-952-2500
Fax: 248-952-2501


                                                      News Release

                                                      For IMMEDIATE Release
                                                      Contact: Mike Kelly
                                                      INTERMET Corporation
                                                      248-952-2500


INTERMET EMERGES FROM CHAPTER 11

TROY, Mich., November 9, 2005 -- INTERMET Corporation, a diversified manufacturer of cast-metal components, today announced that its plan of reorganization, previously approved by the court, has become effective and INTERMET has emerged from bankruptcy court protection. In connection with the emergence, INTERMET entered into a $285-million credit facility with Goldman, Sachs & Co. as the lead arranger.

Commenting on today's announcement, Gary F. Ruff, CEO of INTERMET, said, "We are pleased to have successfully completed our restructuring process. The entire INTERMET team can now focus its complete attention and efforts on manufacturing castings and serving our customers."

As contemplated by INTERMET's plan of reorganization, INTERMET has become a Delaware corporation. INTERMET's former common stock has been cancelled and shares of its new common stock will be issued to its pre-petition unsecured creditors in accordance with the terms of the plan. Additionally, simultaneously with the consummation of and as contemplated by the plan of reorganization, INTERMET raised $75 million through a rights offering pursuant to which electing pre-petition unsecured creditors purchased shares of common stock of the reorganized company. Finally, as contemplated by the plan of reorganization, INTERMET will file the appropriate forms with the Securities and Exchange Commission later today to deregister as a public company and terminate its public company reporting obligations. Going forward, INTERMET will be a private company and will not be required to file further reports with the SEC.


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INTERMET Corporation
November 9, 2005
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INTERMET's plan of reorganization also provides that holders of unsecured claims of $125,000 or more will either receive common stock of INTERMET or receive a cash distribution, the amount of which is based on the claimholders' voting elections or their failure to vote or make certain elections. Holders of claims under $125,000, called convenience claims, will receive a cash distribution. INTERMET is in the process of determining appropriate reserves, as necessary, for certain disputed claims and expects to begin making distributions to claim holders as soon as reasonably practicable after the amounts of these reserves are sufficiently resolved to enable meaningful distributions.

About INTERMET: With headquarters in Troy, Michigan, INTERMET Corporation is a manufacturer of cast-metal components for the automotive, commercial-vehicle and industrial industries. The company has approximately 5,200 employees worldwide. More information is available on the Internet at http://www.intermet.com.


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